Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement ("Agreement"), is made and entered into as of the 24th day of September 2009 by and between VENSURE EMPLOYER SERVICES, INC., a corporation organized under the laws of the State of Arizona (“Vensure”); FUND.COM, INC., a corporation organized under the laws of the State of Delaware ("Fund”); and the Persons who have executed this Agreement on the signature page hereof under the heading “VENSURE STOCKHOLDERS” (individually a “Vensure Stockholder” and collectively, the “Vensure Stockholders”). Vensure, Fund and the Vensure Stockholders are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.           Vensure desires to sell to Fund, and Fund is willing, upon the terms and subject to the conditions hereinafter set forth, to purchase from Vensure all of the 218,883.33 shares of Series A Preferred Stock authorized for issuance pursuant to the Certificate of Incorporation.

B.           It is the intention of the Parties hereto that the purchase of the Series A Preferred Stock shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where Fund resides.

C.           As a material inducement to cause Fund to enter into this Agreement and purchase the Series A Preferred Stock, Vensure has agreed to execute and deliver to Fund and its Affiliate the License Agreement, all as hereinafter described.

D.           The board of directors of each of Vensure and Fund and the Vensure Stockholders each deem it to be in the best interests of Vensure and Fund and their respective Affiliates to consummate the sale and purchase of the shares of Series A Preferred Stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

 “Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Certificate of Deposit” means the restricted certificate of deposit issued by the CD Issuer in original Twenty Million Dollar ($20,000,000) amount that matures in November 2010 (the “CD Maturity Date”) and which (together with accrued interest) will be in the amount of Twenty One Million Eight Hundred and Eighty Eight Thousand Three Hundred and Thirty Three Dollars ($21,888,333) as at the Closing Date.

 “CD Issuer” shall mean Global Bank of Commerce, a bank chartered under the laws of Antigua and Barbuda.

 “Certificate of Incorporation” shall mean the restated articles of incorporation of Vensure in the form of Exhibit A annexed hereto and made a part hereof that includes the designations of the relative rights, privileges and preferences of the 218,883.33 shares of Series A Preferred Stock.

“Closing Date” shall mean the date upon which the transactions contemplated by this Agreement and the purchase and sale of the Series A Preferred Stock shall be consummated.

“Dollar” and “$” means lawful money of the United States of America.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Vensure Stockholders” means as at date of this Agreement and as at the Closing Date, the collective reference to (a) the Vensure Stockholders, and (b) the other Persons set forth in Section 3.2 of the Investment Agreement.

“Financial Statements” shall have the meaning as is defined in Section 2.4 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Fund” means Fund.com, Inc., a Delaware corporation.

“Investment Agreement” mean the investment agreement, dated August _, 2009, among the Persons designated as the “Investors” therein, Vensure, the Vensure Stockholders and Fund.

 “Knowledge” means the knowledge after reasonable inquiry.

“License Agreement” means that certain letter agreement, dated the Closing Date, among Fund, Vensure and Whyte Lyon Socratic, Inc., a Delaware corporation, d/b/a “The Money School” (“TMS”), pursuant to which FNDM and TMS have agreed to provide certain educational content and courses to employees of Vensure, and which is in the form of Exhibit B annexed hereto and made a part hereof.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“National Securities Exchange” means the collective reference to the New York Stock Exchange, the NYSE Amex Exchange, the Nadaq Stock Exchange, the FINRA OTC Bulletin Board or any other recognized national securities exchange in the United States.

 “Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Purchase Price” shall mean Certificate of Deposit in the original face amount of $20,000,000.

 “Sale of Control” means the sale or transfer of all or substantially all of the shares of capital stock or assets of Vensure and its consolidated Subsidiaries, whether through merger, consolidation, asset sale, tender offer or like combination or consolidation, to any Person who is not an Affiliate of Vensure immediately prior to such Sale of Control; provided, however, that the term “Sale of Control” shall not mean or include a transaction that constitutes a “Reverse Merger” (as that term is defined in the Long-Term Note).

 “Series A Preferred Stock” shall mean the 218,883.33 shares of Series A convertible preferred stock of Vensure, $100 stated value per share, authorized for issuance pursuant to the Certificate of Incorporation.

“Stockholders Agreement” shall mean shall mean the stockholders agreement among Vensure, the Investors and the Existing Vensure Stockholders in the form of Exhibit F annexed to the Investment Agreement.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    “Transaction Documents” shall have the meaning as is defined in the Investment Agreement.

“Vensure” shall mean Vensure Employer Services, Inc., an Arizona corporation.

“Vensure Common Stock” shall mean the 5,000,000 shares of common stock of Vensure, $0.001 par value per share, that are authorized for issuance pursuant to the Vensure Certificate of Incorporation.

“Vensure Group” shall mean Vensure and each of the Vensure Subsidiaries.

“Vensure Preferred Stock” means the 1,000,000 shares of preferred stock of Vensure, $0.001 par value per share, that are authorized for issuance pursuant to the Certificate of incorporation of Vensure, and containing such rights, privileges and designations as the board of directors of Vensure may, from time to time determine.

“Vensure Subsidiaries” shall have the meaning defined in the Investment Agreement.

“VRA” means Vensure Retirement Administration, Inc., a Delaware corporation and a 100% owned subsidiary of Vensure.

“VRA Common Stock” shall mean shall mean the 1,000,000 shares of common stock of Vensure, $0.001 par value per share, that are authorized for issuance pursuant to the VRA certificate of incorporation.

SECTION 1.   PURCHASE AND SALE OF SERIES A PREFERRED STOCK AND PAYMENT OF PURCHASE PRICE

1.1           The Series A Preferred Stock.

(a)           On the Closing Date and subject to and upon the terms and conditions of this Agreement, Vensure shall sell, assign, transfer and exchange (collectively, “Transfer”) to Fund, all, and not less than all, of the 218,883.33 shares of the Series A Preferred Stock authorized for issuance pursuant to the Certificate of Incorporation.

(b)           As set forth in the Certificate of Incorporation, the 218,883.33 shares of Series A Preferred Stock:

(i)            shall have a par value of $0.001 per share;

(ii)           shall have a stated or liquidation value of one hundred dollars ($100.00) per share (the “Stated Value”);

(iii)          shall be senior upon liquidation or a Sale of Control to all other classes of preferred stock of Vensure Common Stock now existing or hereafter created;

(iv)           in the event of any Sale of Control, in addition to the right of the holder(s) of the Series A Preferred Stock to receive, prior to any payments or distributions in respect of outstanding shares of Vensure Common Stock, a preferential payment in respect of such Series A Preferred Stock equal to product of (A) the $100.00 per share Stated Value, and (B) the number of Series A Preferred Stock then owned, the holder(s) of the Series A Preferred Stock shall be entitled to participate with the holders of Vensure Common Stock in the receipt of any additional consideration payable upon such Sale of Control to the extent of 0.00011421609% of such additional consideration for each one (1) share of Series A Preferred Stock then owned by the holder(s), or as to all 218,883.33 shares of Series A Preferred Stock, an aggregate of twenty-five percent (25%) of all such additional consideration payable upon such Sale of Control;

(v)           shall not pay a fixed dividend, but shall entitle the holder(s) to participate equally with the holders of Vensure Common Stock in connection with any cash or stock dividends or distributions;

(vi)           at any time or from time to time from and after a date which shall be three (3) years following the Closing Date, shall be convertible at the option of the holder(s) upon not less than sixty one (61) days prior written notice to Vensure (the “Conversion Notice”) into either:

(A)           that number of shares of Vensure Common Stock (the “Vensure Conversion Option”) as shall represent 0.00011421609% of the issued and outstanding shares of Vensure Common Stock as at the Closing Date for each one (1) share of Series A Preferred Stock then owned by the holder(s), or as to all 218,883.33 shares of Series A Preferred Stock, an aggregate of twenty-five percent (25%) of the issued and outstanding shares of Vensure Common Stock as at the Closing Date (the “Vensure Conversion Shares”); or

(B)           securities of VRA that shall have an agreed upon value of not less than Twenty-Five Million ($25,000,000) Dollars (the “VRA Conversion Option”), represented by the sum of (x) that number of shares of VRA Common Stock as shall represent 0.00022614787% of the issued and outstanding shares of VRA Common Stock as at the Conversion Date set forth in the Conversion Notice for each one (1) share of Series A Preferred Stock then owned by the holder(s), or as to all 218,883.33 shares of Series A Preferred Stock, an aggregate of forty-nine and one-half percent (49.5%) of the issued and outstanding shares of VRA Common Stock as at the Conversion Date (the “VRA Conversion Shares”); plus (y) that number of shares of VRA non-voting, non-convertible preferred stock, $0.001 par value per share, which when multiplied by its $1,000 stated or liquidation value, and added to the fair market value of the VRA Conversion Shares shall equal Twenty-Five Million ($25,000,000) Dollars;

provided, however, that if the holder(s) of Series A Preferred Stock elect the Vensure Conversion Option, Vensure shall have the right (but not the obligation), exercisable within thirty (30) days after receipt of the Conversion Notice, to terminate the Vensure Conversion Option, in which event the holder(s) of Series A Preferred Stock may either: (x)elect not to convert any of their Series A Preferred Stock, or (y) elect the VRA Conversion Option described in Section 1.1(vi)(B) above; and

(vii)           shall not be subject to mandatory or optional redemption without the prior written consent or approval of both Vensure and the holder(s) of the Series A Preferred Stock.

The foregoing summary description of the Series A Preferred Stock is for informational purposes only and is qualified in its entirety by the terms and conditions of the Certificate of Incorporation annexed as Exhibit A hereto; which shall govern in all respects the relative rights, preferences and privileges of the Series A Preferred Stock.

1.2           The Purchase Price.

(a)           On the Closing Date, and in exchange for the Transfer to it of the aforesaid shares of Series A Preferred Stock, Fund shall pay to Vensure the Purchase Price.

(b)           Such Purchase Price shall be paid by either (i) Fund’s transfer and assignment to Vensure of all of Fund’s right, title and interest in and to the Certificate of Deposit together with the written consent of the CD Issuer to such assignment, or (ii) if the consent of the CD Issuer is not obtained on the Closing Date, Fund shall transfer and assign to Vensure all of Fund’s right, title and interest in an to all proceeds of the Certificate of Deposit, whether upon the CD Maturity Date or prior thereto; in each case, pursuant to an assignment and transfer agreement in form and content acceptable to Vensure and its legal counsel.

1.3           Exemption from Registration.  The Parties intend that the Series A Preferred Stock to be issued by Vensure to Fund shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

1.4           Closing and Closing Date.

(a)           The closing of the Share Exchange (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to the Investors under the Investment Agreement, at its office in New York, New York, within ten (10) days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Vensure and Fund shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than 5:00 p.m. on September 29, 2009, unless such date shall be extended by mutual agreement of Vensure and Fund.

(b)           Notwithstanding anything to the contrary, express or implied contained in this Agreement or in any other Transaction Document, in the event and to the extent that any documents or other closing instruments otherwise required to be delivered by September 29, 2009 under any of the Transaction Documents shall not have been so delivered, and the Parties hereto and pursuant to any such Transaction Document shall have agreed to waive delivery of any such document(s) or instrument(s) or defer such delivery to a later date, all of the transactions contemplated by this Agreement and all other Transaction Documents shall, for all purposes, be deemed to have been consummated as at 5:00 p.m. on September 29, 2009.

1.5           Conditions to Closing.   On or prior to the Closing Date, unless waived or deferred in writing by the Parties, all of the following conditions or transactions shall have been fulfilled and consummated:

(a)           The Certificate of Incorporation of Vensure shall have been filed with Secretary of State of the State of Arizona and approved for filing by the Arizona Corporation Commission (the “ACC”).  In addition, (i) not later than five (5) Business Days after the Closing Date, the Certificate of Incorporation, as filed with and approved by the ACC, shall be published in a newspaper of general circulation in Maricopa County, Arizona for three consecutive publications, and (ii) Vensure shall deliver an affidavit from the newspaper evidencing such publication within ninety (90) days from the date such Certificate of Incorporation was approved for filing by the ACC.

(b)           The Stockholders Agreement shall have been executed and delivered by the parties thereto.

(c)           Persons designated by the Investors and approved by the board of directors of Fund (the “Investor Representatives”) shall constitute not less than 40% of all of the members of the board of directors of Vensure and each member of the Vensure Group.

(d)           The License Agreement shall have been executed and delivered by the parties thereto.

(e)           All of the other transactions contemplated by the Investment Agreement shall have been consummated.

(f)           One or more stock certificates evidencing the shares of Series A Preferred Stock shall be registered in the name of FNDM and delivered to FNDM.

(g)           FNDM shall have completed a satisfactory business and financial due diligence review of Vensure.

(h)           FNDM shall have received an opinion from an investment banking firm reasonably acceptable to the board of directors of FNDM to the effect that this Agreement and the transactions contemplated hereby are fair and reasonable to FNDM and the stockholders of FNDM from a financial point of view (the “Fairness Option”).

1.6           Restrictions On Resale

The Series A Preferred Stock and the shares of Vensure Common Stock or VRA Common Stock issuable upon conversion of the Series A Preferred Stock will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Vensure receives an opinion of counsel of the stockholder, reasonably satisfactory to counsel for Vensure, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Series A Preferred Stock shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR FUND.COM, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR SUCH CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 2. REPRESENTATIONS AND WARRANTIES OF FUND.

Fund hereby represents and warrants to Vensure as follows:

2.1           Organization and Good Standing.  Fund is a corporation duly organized and validly existing under the laws of the British Virgin Islands.

2.2           Authority.   Fund has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of Fund, including the payment of the Purchase Price for the Series A Preferred Stock.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Fund is a Party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Fund or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of Fund.

2.3           Investment Purpose.  As of the date hereof and the Closing Date Fund is purchasing the Series A Preferred Stock and the shares of Vensure Common Stock or VRA Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares” and collectively with the Series A Preferred Stock, the “Securities”) for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, Fund does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

2.4           Accredited Investor.  Fund is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”).  Further, Fund represents that it is a sophisticated investor, can bear the economic risk of this Investment for an indefinite period of time, and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of this Investment.

2.5           Reliance on Exemptions.  Fund understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Fund’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fund set forth herein in order to determine the availability of such exemptions and the eligibility of Fund to acquire the Securities.

2.6           Information.  Fund and its advisors, if any, have had the opportunity to ask questions of management of Vensure and have been furnished with all information relating to the business, finances and operations of the Vensure Group and information relating to the offer and sale of the Securities which have been requested by Fund or its advisors.  Neither such inquiries nor any other due diligence investigation conducted by Fund or any of its advisors or representatives shall modify, amend or affect Fund’s right to rely on the representations and warranties of Vensure contained in the Investment Agreement.  Fund understands that its investment in the Securities involves a significant degree of risk.  Fund further represents to the Vensure that Fund’s decision to enter into this Agreement has been based solely on the independent evaluation of Fund and the representations and warranties of Vensure contained in this Agreement and in the Investment Agreement.

2.7           Governmental Review.  Fund understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

2.8           Transfer or Resale.  Fund understands the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (i) the Securities are sold pursuant to an effective registration statement under the Securities Act, (ii) Fund shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company, (iii) the Securities are sold or transferred to an “Affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”) of Fund who agrees to sell or otherwise transfer the Securities only in accordance with this Section 2.8 and who is an Accredited Investor, (iv) the Securities are sold pursuant to Rule 144, or (v) the Securities are sold pursuant to Regulation D under the Securities Act (or a successor rule) (“Regulation D”).  Fund acknowledges that hedging transactions involving the Securities may not be conducted unless in compliance with the Securities Act.  Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

2.9           Full Disclosure.  No representation or warranty by Fund in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Fund pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Fund.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF VENSURE.

3.1           Organization and Good Standing.  Vensure is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  Vensure has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2           Authority.  The Vensure Stockholders has approved the execution delivery and performance of this Agreement by Vensure.  The Vensure Stockholders individually has the power and authority, and Vensure has the corporate power to enter into this Agreement and to perform its obligations hereunder, including the issuance of the Series A Preferred Stock.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Vensure as required by Arizona law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Vensure is a Party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Vensure or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Vensure.

3.3           Vensure Capitalization.

(a)           On or immediately following the Closing Date, Vensure will be authorized to issue (i) 5,000,000 shares of Vensure Common Stock, $0.001 par value per share, and (ii) 1,000,000 shares of Vensure Preferred Stock. An aggregate of 820,000 shares of Vensure Common Stock and no shares of Vensure Preferred Stock are or will be issued and outstanding as at the Closing Date.  All 820,000 shares of Vensure Common Stock will be owned by the Vensure Stockholders, and an additional 180,000 shares of Vensure Common Stock will be issued or reserved for issuance to certain key employees of Vensure, including certain of the Vensure Stockholders.

(b)           Except for the 218,883.33 shares of Series A Preferred Stock or as contemplated by this Agreement, no shares of Vensure Common Stock or Vensure Preferred Stock are reserved for issuance pursuant to any agreement, convertible securities, options or warrants.

(c)           The Vensure Stockholders own as at the Execution Date an aggregate of 10,000 of the 10,000 authorized shares of Vensure Common Stock, and will own at the Closing Date an aggregate of 1,000,000 of the 1,000,000 shares of Vensure Common Stock that as at the Closing Date are issued and outstanding.  Such shares of Vensure Common Stock are owned and will be owned by the Vensure Stockholders, as follows:

Name	Number of Shares Owned at the Execution Date	Number of Shares to be Owned at the Closing Date

Robert A. Attridge	1,041.7 shares	104,170 shares
Thomas Lindsay	4,513.9 shares	451,390 shares
Robert G. Morley	1,736.1 shares	173,610 shares
Ryan Scott	312.5 shares	32,500 shares
Matthew Tonioli	312.5 shares	32,500 shares
John Iorillo	1,736.1 shares	173,610 shares
Guy Archambeau	347.2 shares	34,720 shares
Total	8,200 shares	1,000,000 shares

3.4           Vensure Financial Statements.

Vensure has furnished to Fund the unaudited consolidated balance sheet and consolidated statement of operations of the Vensure Group as at December 31, 2008 and the unaudited consolidated balance sheet and unaudited consolidated statement of operations of the Vensure Group as at June 30, 2009 and for the six months then ended (collectively, the “Vensure Financial Statements”).  Except as set forth on the balance sheet dated March 31, 2009 or otherwise disclosed on Schedule 3.4, as at June 30, 2009, Vensure has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Vensure are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

3.5           No Material Adverse Changes.  Since June 30, 2009:

(a)           there has not been any material adverse changes in the financial position of the Vensure Group except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Vensure Group, and will be consistent with the representations made by Vensure hereunder.

(b)           there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Vensure Group whether or not covered by insurance;

(c)           there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Vensure capital stock;

(d)           there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by the Vensure Group of any properties or assets; or

(e)           there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(f)           except as contemplated by the Investment Agreement, there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(g)           except in the ordinary course of business, there has not been any increase in the annual level of compensation of any executive employee of the Vensure Group;

(h)           except in the ordinary course of business, the Vensure Group has not entered into or modified any contract, agreement or transaction; and

(i)           the Vensure Group has not issued any equity securities or rights to acquire equity securities.

3.6           Taxes.  The Vensure Group has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7           Compliance with Laws.  Vensure has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Vensure or the trading market for the Vensure Shares and specifically, and Vensure has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8           Actions and Proceedings.  The Vensure Group is not a Party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against the Vensure Group.

3.9           Disclosure.  Vensure has (and at the Closing it will have) disclosed in writing to Fund all events, conditions and facts materially affecting the business, financial conditions or results of operation of Vensure all of which have been set forth herein.  Vensure has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.10           Access to Records.  The corporate financial records, minute books, and other documents and records of Vensure have been made available to Fund prior to the Closing hereof.

3.11           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of Vensure;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting Party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Vensure Group is a Party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Vensure Group or upon the securities, properties or business of the Vensure Group; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.12           Brokers or Finders.  No broker's or finder's fee will be payable by Vensure in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Vensure.

3.13           Investment Agreement.  Vensure and the Vensure Stockholders have duly executed and delivered the Investment Agreement.

3.14           Authority to Execute and Perform Agreements.  Vensure has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Vensure enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Vensure of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Vensure, or any instrument, contract or other agreement to which Vensure is a Party or by or to which Vensure is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of Vensure.

3.15           Full Disclosure.  No representation or warranty by Vensure in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Vensure pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Vensure.

SECTION 4.  COVENANTS

4.1           Corporate Examinations and Investigations.  Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a Party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the Party under this Agreement.

4.2           Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such Party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

4.3           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Vensure and Fund agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving Party);

(iv)	the receiving Party had within its possession at the time of disclosure; or

(v)           is ordered disclosed by a Court of proper jurisdiction.

4.4           Stock Certificates.  At the Closing, Vensure shall have delivered to Fund the certificates representing the 218,883.33 shares of Series A Preferred Stock registered in the name of Fund so as to make Fund the sole owner thereof.

4.5           Use of Proceeds.  Vensure shall use the entire Certificate of Deposit received upon the sale of the Series A Preferred Stock only to capitalize VRA and enable VRA to purchase the annuity contemplated by the Investment Agreement.

4.6           Expenses.  It  is understood and agreed that following the execution of this Agreement, any and all legal or other fees and expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of Vensure, and that Fund shall not be responsible for any such expenses or legal or other fees associated with such filings; provided, however, that Fund shall fully cooperate and execute all required documents as may be legally required.

SECTION 5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either Party to investigate the affairs of the other Party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 6.   INDEMNIFICATION; DISPUTE RESOLUTION.

6.1           Indemnification by Fund.

(a)           From and after the Closing, Fund shall indemnify and hold harmless Vensure, the Vensure Stockholders and their Affiliates, directors, officers and employees (collectively, the “Vensure Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(i)           a breach by Fund of its representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by Fund in this Agreement or in any other document or certificate delivered by Fund at the Closing pursuant hereto.

(b)           Notwithstanding the foregoing, the indemnification obligations of Fund under Section 6.1(a)(i) above shall (i) only arise if a claim for Damages shall be made in writing by Vensure to Fund by December 31, 2009, (ii) only be applicable to Damages incurred by Vensure Parties in excess of $150,000 (the “Indemnity Floor”), and (iii) not be applicable to Damages incurred by Vensure Parties which shall be in excess of $5.0 million (the “Indemnity Cap”).  There shall be no Indemnity Cap with respect to the matters contemplated by Section 6.1(a)(ii) above, and such indemnity obligations shall survive indefinitely.  Any payment made to any of Vensure Parties pursuant to the indemnification obligations under this Section 6.1 shall constitute a reduction in value of the Series A Preferred Stock issued pursuant to this Agreement.

(c)           In the event that any claim for Damages shall be asserted against any of the Vensure Parties for which Fund is liable to indemnify against pursuant to this Section 6.1, Fund shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Vensure Parties, or otherwise require any of the Vensure Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Fund without the prior written consent of Venure.

6.2           Indemnification by Vensure.

(a)           From and after the Closing, Vensure shall indemnify and hold harmless the Fund, its affiliates, directors, officers and employees (collectively, the “Fund Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(i)           a breach by Vensure of its representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by Vensure or the Vensure Stockholders in this Agreement or in any other document or certificate delivered by Vensure at the Closing pursuant hereto.

(b)           Notwithstanding the foregoing, the indemnification obligations of Vensure under Section 6.2(a)(i) above shall (i) only arise if a claim for Damages shall be made in writing by Fund to Vensure by December 31, 2009, (ii) only be applicable to Damages incurred by Fund Parties in excess of $150,000 (the “Indemnity Floor”), and (iii) not be applicable to Damages incurred by the Fund Parties which shall be in excess of $5.0 million (the “Indemnity Cap”).  There shall be no Indemnity Cap with respect to the matters contemplated by Section 6.2(a)(ii) above, and such indemnity obligations shall survive indefinitely.  Any payment made to any of Fund Parties pursuant to the indemnification obligations under this Section 6.2 shall constitute a reduction in value of the Certificate of Deposit paid pursuant to this Agreement.

 (c)           In the event that any claim for Damages shall be asserted against any of the Fund Parties for which Vensure is liable to indemnify against pursuant to this Section 6.2, Vensure shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Fund Parties, or otherwise require any of the Fund Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Vensure without the prior written consent of Fund.

6.3           Resolution of Disputes.  Any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

SECTION 7.  MISCELLANEOUS

7.1           Waivers.  The waiver of a breach of this Agreement or the failure of any Party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

7.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

7.3           Assignment.  This Agreement is not assignable except by operation of law.

7.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To: Vensure Employer Services, Inc.:

Vensure Employer Services, Inc.
2730 South Val Vista Drive
Suite 117
Phoenix Arizona 85295
Attn: Thomas Lindsay, CEO
email: tom.lindsay@vensureinc.com

To: Fund:

Fund.com, Inc.
14 Wall Street
New York, New York 10005
Attn:  Gregory Webster, President
Email:  gwebster@fund.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other Party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

7.5           Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

7.6           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either Party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Party.

7.7           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

7.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

7.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

7.11           Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

7.12           Press Releases.  The Parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[the balance of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ATTEST:                                                                               FUND.COM, INC.
(a Delaware corporation)

/s/ Michael Hlavsa                                                              By: /s/ Gregory Webster
Secretary                                                                                            Gregory Webster, President

VENSURE EMPLOYER SERVICES, INC.
(an Arizona corporation)

By: /s/ Thomas Lindsay
                            Thomas Lindsay, President and CEO

VENSURE STOCKHOLDER:

/s/ Robert A. Attridge
      Robert A. Attridge

/s/ Thomas Lindsay
      Thomas Lindsay

/s/ John Iorillo
      John Iorillo

/s/ Robert G. Morley
      Robert G. Morley

/s/ Guy Archambeau
      Guy Archambeau

/s/ Ryan Scott
      Ryan Scott

/s/ Matthew Tonioli
      Matthew Tonioli